UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016 (April 21, 2016)

SunEdison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13828	56-1505767
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13736 Riverport Dr.

Maryland Heights, Missouri 63043

(Address of principal executive offices) (Zip Code)

(314) 770-7300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the DIP Credit Agreement and the DIP Facilities (as defined below) is incorporated by reference in this Item 1.01.

Item 1.03	Bankruptcy or Receivership.

On April 21, 2016, SunEdison, Inc. (the “Company”) and certain of its subsidiaries (collectively with the Company, the “Debtors”) filed a voluntary petition for relief (the “Bankruptcy Petition”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under the caption In re SunEdison, Inc., Case No. 16-10992 (the “Bankruptcy Case”). The Company intends to continue to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

DIP Financing

In connection with the Bankruptcy Case, the Debtors filed motions seeking Bankruptcy Court approval of Debtor-in-Possession financing, reflected in a senior secured superpriority debtor-in-possession credit agreement, dated as of April 26, 2016 (the “DIP Credit Agreement), entered into by and among the Company, the lenders from time to time party thereto (the “DIP Lenders”), Deutsche Bank AG New York Branch, as administrative agent (in such capacity, the “DIP Agent”), and the letter of credit issuers and other financial institutions and entities party thereto from time to time.

The financing contemplated by the DIP Credit Agreement is contemplated to provide for senior secured superpriority debtor in possession financing facilities (the “DIP Facilities”), consisting of (i) a multiple draw new money term loan facility (the “DIP Term Loan Facility”) in an aggregate principal amount not to exceed $300.0 million (the “New Money Loans”), (ii) a letter of credit facility (the “DIP LC Facility”) to replace the Company’s existing letters of credit issued and outstanding under the credit agreement, dated as of February 28, 2014 (as amended, supplemented, or otherwise modified from time to time) (the “Prepetition First Lien Credit Agreement”), which replacement shall occur as further described below and which facility will permit certain extensions and renewals of such letters of credit during the Bankruptcy Case, (iii) subject to the entry of the final order, the Tranche A Roll-Up Loans described below, and (iv) subject to entry of the final order, additional loans under the DIP Credit Agreement in an aggregate principal amount not to exceed $350.0 million (the “Tranche B Roll-Up Loans”), representing the cancellation and replacement of a corresponding aggregate outstanding principal amount of (a) loans under the second lien credit agreement, dated as of January 11, 2016 (as amended, supplemented, or otherwise modified from time to time) (the “Prepetition Second Lien Loans”) and (b) the 5.00% guaranteed convertible senior secured notes due 2018, issued on January 11, 2016 (the “Prepetition Second Lien Notes”).

Certain subsidiaries of the Company will guarantee, on a joint and several basis, all of the obligations under the DIP Facilities (the “Guarantors”). The Company and certain of the Guarantors will grant liens on substantially all of their assets to secure the obligations under the DIP Facilities. Additionally, the Company has agreed to cause certain of its existing and future subsidiaries to guaranty and/or grant liens securing the DIP Facilities, subject to certain limitations set forth in the DIP Credit Agreement and related loan documents.

$90.0 million of the DIP Term Loan Facility funded concurrently with the execution of the DIP Credit Agreement and, subject to satisfaction of conditions to borrowing, the balance will be available upon entry of the final order. During the interim period, all issued and outstanding letters of credit under the Prepetition First Lien Credit Agreement, to the extent they are extended or renewed during such interim period, shall be deemed cancelled and automatically replaced with letters of credit issued under the DIP LC Facility (the “Interim DIP LCs”). Following entry of the final order, (i) any remaining letters of credit under the Prepetition First Lien Credit Agreement not previously deemed cancelled and replaced with Interim DIP LCs, shall be deemed cancelled and automatically replaced with letters of credit issued under the DIP LC Facility and (ii) any drawn and unreimbursed principal amounts in respect of the letters of credit under the Prepetition First Lien Credit Agreement shall be deemed issued and existing under the DIP LC Facility (the “Tranche A Roll-Up Loans,” and together with the Tranche B Roll-Up Loans, the “Roll-Up Loans”). As disclosed above, the Tranche B Roll-Up Loans will be deemed issued and outstanding under the DIP Credit Agreement upon entry of the final order.

Undrawn letters of credit under the DIP LC Facility will accrue letter of credit fees at a rate of 3.75% per annum. The New Money Loans will bear interest (i) at a base rate plus 8.0% per annum or (ii) at a reserve-adjusted eurocurrency rate plus 9.0%. Tranche A Roll-up Loans and any drawn and unreimbursed amounts in respect of letters of credit under the DIP LC Facility will bear interest (i) at a base rate plus 7.0% per annum or (ii) at a reserve-adjusted eurocurrency rate plus 8.0%. The Tranche B Roll-Up Loans will bear interest (i) at a base rate plus 11.0% per annum or (ii) at a reserve-adjusted eurocurrency rate plus 12.0%, with interest on the Tranche B Roll-Up Loans payable in kind. The reserve adjusted eurocurrency rate shall include a 1.0% “LIBOR floor.”

The commitments under the DIP Facilities shall be automatically terminated and all amounts owing in respect of the DIP Facilities shall, subject to their respective priorities, be repaid in full on the earliest of (i) one year from the closing date of the DIP Credit Agreement, (ii) the date occurring 35 days after the date of entry of the interim financing order if the final order has not been entered by the Bankruptcy Court (unless extended by the requisite DIP Lenders in accordance with the DIP Credit Agreement), (iii) the substantial consummation of a plan of reorganization that is confirmed pursuant to an order entered by the Bankruptcy Court, (iv) the consummation of a sale of all or substantially all of the assets of the Company and the Guarantors pursuant to Section 363 of the Bankruptcy Code and (v) the acceleration of the New Money Loans, the DIP LC Facility, or the Roll-Up Loans and termination of the related commitments in accordance with the DIP Credit Agreement.

Events of default under the DIP Credit Agreement include, among others, failure to pay any principal, interest or other amount due under the DIP Facilities, breach of specific covenants and certain bankruptcy events. Upon an event of default, the DIP Agent may, or at the request of the requisite DIP Lenders shall, declare all obligations under the DIP Facilities to be due and payable and require that any outstanding letters of credit under the DIP LC Facility be cash collateralized.

Item 2.03 Creation of a Direct Financial Obligation or Obligation under an Off -Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.03 above of this Current Report under “DIP Financing” is incorporated herein by reference.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Bankruptcy Petition itself constituted an event of default with respect to the following debt instruments (the “Debt Instruments”), representing in the aggregate approximately $3.82 billion of outstanding indebtedness of the Company:

•	First Lien Credit Agreement, dated as of February 28, 2014 (as amended through January 11, 2016) by and among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, and Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners;

•	Second Lien Credit Agreement, dated as of January 11, 2016 (the “Second Lien Credit Agreement”), by and among the Company, the guarantors and lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank Securities Inc., Barclays Bank PLC, Macquarie Capital (USA) Inc. and KeyBanc Capital Markets Inc., as joint lead arrangers and joint bookrunners and Deutsche Bank Securities Inc., as sole syndication agent and as sole documentation agent;

•	5% Guaranteed Convertible Senior Secured Notes due 2018, issued pursuant to the Indenture, dated as of January 11, 2016, by and among the Company, the guarantors party thereto, and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent;

•	2.00% Convertible Senior Notes due 2018, issued pursuant to the Indenture, dated as of December 20, 2013, by and among the Company and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent;

•	2.75% Convertible Senior Notes due 2021, issued pursuant to the Indenture, dated as of December 20, 2013, by and among the Company and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent;

•	0.25% Convertible Senior Notes due 2020, issued pursuant to the Indenture, dated as of June 10, 2014, by and among the Company and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent;

•	2.375% Convertible Senior Notes due 2022, issued pursuant to the Indenture, dated as of January 27, 2015, by and among the Company and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent;

•	2.625% Convertible Senior Notes due 2023, issued pursuant to the Indenture, dated as of May 20, 2015, by and among the Company and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent;

•	3.375% Convertible Senior Notes due 2025, issued pursuant to the Indenture, dated as of May 20, 2015, by and among the Company and Wilmington Trust, National Association, as trustee, conversion agent, registrar, bid solicitation and paying agent; and

•	3.75% Guaranteed Exchangeable Senior Notes due 2020, pursuant to an Indenture, dated January 29, 2015, among the Company, as guarantor, Seller Note LLC, and Wilmington Trust, National Association, as exchange agent, registrar, paying agent and collateral agent.

In addition, due to non-payment of certain obligations of the Company under the Payment Agreement, dated as of December 29, 2015 (the “Payment Agreement”), with D. E. Shaw Composite Holdings, L.L.C. and Madison Dearborn Capital Partners IV, L.P., in respect of certain earnout obligations due under the Purchase and Sale Agreement, dated November 17, 2014, pursuant to which the Company and its affiliates acquired First Wind Holdings, LLC, payments totaling $231 million in the aggregate have become due and payable.

The Debt Instruments provide that as a result of the Bankruptcy Petition the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce payment obligations under the Debt Instruments and the Payment Agreement are automatically stayed as a result of the Bankruptcy Petition, and the creditors’ right of enforcement in respect of the Debt Instruments are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 21, 2016, the Company received a delisting notification (the “Delisting Notice”) from the staff of NYSE Regulation (the “Staff”). The Delisting Notice advised the Company that, following the Company’s April 21, 2016 announcement that it and certain of its domestic and international subsidiaries had filed the Bankruptcy Petition under the Bankruptcy Code in the Bankruptcy Court as disclosed above, the Company’s securities were subject to delisting from the New York Stock Exchange (the “NYSE”). The Delisting Notice noted that the common stock was suspended immediately from trading at the market opening on the NYSE on April 21, 2016. The Delisting Notice further indicated that in reaching its delisting determination, the Staff noted the uncertainty as to the timing and outcome of the bankruptcy process, as well as the ultimate effect of this process on the value of the Company’s common stock.

Under the NYSE listing procedures, the Company has a right to a review of this determination by a Committee of the Board of Directors of the NYSE, provided a written request for such review is filed with the Assistant Corporate Secretary of the NYSE within ten business days after receiving the Delisting Notice. The Company has decided not to seek this review.

Item 7.01	Regulation FD Disclosure.

On April 21, 2016, the Company issued a press release announcing the filing of the Bankruptcy Case. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Current Report on Form 8-K under Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	DIP Credit Agreement.

Exhibit 99.1	Press Release dated April 21, 2016 Announcing a Voluntary Chapter 11 Petition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2016

SUNEDISON, INC.

By:	/s/ Martin H. Truong
Name: Martin H. Truong
Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	DIP Credit Agreement.

Exhibit 99.1	Press Release dated April 21, 2016 Announcing a Voluntary Chapter 11 Petition.